As filed with the Securities and Exchange Commission on April 18, 2006

Registration No. 333-128350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-3290391
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3130 Fairview Park Drive, Suite 500

Falls Church, Virginia 22042

(703) 373-3143

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rahul Prakash, Chairman of the Board and Chief Executive Officer

3130 Fairview Park Drive, Suite 500

Falls Church, Virginia 22042

(703) 373-3143

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman, Esq. Brad L. Shiffman, Esq. Blank Rome LLP 405 Lexington Avenue New York, New York 10174 (212) 885-5000 (212) 885-5001 – Facsimile	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative’s non-accountable expense allowance) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC registration fee	9,810.39
NASD filing fee	9,668.60
Accounting fees and expenses	45,000.00
Printing and engraving expenses	60,000.00
Directors & officers liability insurance premiums	150,000.00	(2)
Legal fees and expenses	150,000.00
Blue sky services and expenses	50,000.00
Miscellaneous	49,921.01	(3)

Total	$525,400.00

(1)	In addition to the initial acceptance fee that is charged by American Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to American Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock and Class B common stock and $2,400 for acting as warrant agent for the registrant’s Class W and Class Z warrants.

(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the registrant in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation and by laws provide that all directors and officers of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by law. Our certificate of incorporation provides that the registrant may indemnify to the fullest extent permitted by law all employees of the registrant. Our by-laws provide that, if authorized by the board of directors, the registrant may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Corporation Law.

Paragraph B of Article Ninth of our certificate of incorporation provides:

“The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is a was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director or officer as the request of the Corporation or predecessor Corporation.”

Paragraph C of Article Ninth of our certificate of incorporation provides:

“The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as an employee at the request of the Corporation or any predecessor to the Corporation.”

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following shares of common stock, Class W warrants and Class Z warrants without registration under the Securities Act:

Name	Number of Shares of Common Stock	Number of Class W Warrants	Number of Class Z Warrants
Rahul Prakash	0	583,710	583,710
Abhishek Jain(1)	100	363,260	363,260
Avinash Vashistha(2)	0	363,260	363,260
Brian Boyle	0	145,300	145,300
Atikem Haile-Mariam	0	37,260	37,260
Ravindra Sannareddy	0	37,260	37,260
Saurabh Srivastava	0	7,450	7,450

(1)	These shares and warrants were acquired by WTP Capital, LLC, of which Mr. Jain is the Chief Executive Officer and a member.

(2)	These warrants were acquired by Tholons Capital LLC, of which Mr. Vashistha is President and a member.

The shares of common stock, Class W and Class Z warrants were issued on August 22, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares of common stock were sold at a purchase price of $5.00 per share for an aggregate price of $500 and the Class W and Class Z warrants were sold at a purchase price of $0.05 per warrant for an aggregate price of $153,750. No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

*1.1	Form of Underwriting Agreement.

*1.2	Form of Selected Dealers Agreement.

*3.1	Form of Amended and Restated Certificate of Incorporation.

*3.2	By-laws.

*3.2.1	Amended and Restated By-laws.

*4.1	Specimen Series A Unit Certificate.

*4.2	Specimen Series B Unit Certificate.

*4.3	Specimen Common Stock Certificate.

*4.4	Specimen Class B Common Stock Certificate.

*4.5	Specimen Class W Warrant Certificate.

*4.6	Specimen Class Z Warrant Certificate.

*4.7	Form of Unit Purchase Option to be granted to Representative.

*4.8	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.

*5.1	Opinion of Blank Rome LLP.

*10.1	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Rahul Prakash.

*10.2	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Abhishek Jain.

*10.3	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Avinash Vashistha.

*10.4	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Dr. Brian Boyle.

*10.5	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Atikem Haile-Mariam.

*10.6	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Ravindra Sannareddy.

*10.7	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Saurabh Srivastava.

*10.8	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and WTP Capital, LLC.

*10.9	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Tholons Capital, LLC.

*10.10	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.

*10.11	Registration Rights Agreement among the Registrant and the Initial Stockholders.

*10.12	Form of Administrative Services Agreement between Everest Telecom LLC and Registrant.

*10.13	Letter Agreement among the Registrant and its Initial Warrantholders dated as of February 2, 2006.

23.1	Consent of BDO Seidman, LLP.

*23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page of this Registration Statement).

*	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on the 18th day of April, 2006.

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

By:	/S/ RAHUL PRAKASH
Rahul Prakash Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ RAHUL PRAKASH	Chairman of the Board and	April 18, 2006
Rahul Prakash	Chief Executive Officer and Director (Principal Executive Officer)

*	President, Secretary and Director	April 18, 2006
Abhishek Jain

*	Director	April 18, 2006
Dr. Brian Boyle

*	Executive Vice President, Chief	April 18, 2006
Avinash Vashistha	Financial Officer and Director (Principal Financial and Accounting Officer)

*By:	/S/ RAHUL PRAKASH	April 18, 2006
Rahul Prakash Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

*1.1	Form of Underwriting Agreement

*1.2	Form of Selected Dealers Agreement

*3.1	Form of Registrant’s Amended and Restated Certificate of Incorporation

*3.2	By-laws

*3.2.1	Amended and Restated By-laws

*4.1	Specimen Series A Unit Certificate

*4.2	Specimen Series B Unit Certificate

*4.3	Specimen Common Stock Certificate

*4.4	Specimen Class B Common Stock Certificate

*4.5	Specimen Class W Warrant Certificate

*4.6	Specimen Class Z Warrant Certificate

*4.7	Form of Unit Purchase Option to be granted to Representative

*4.8	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant

*5.1	Opinion of Blank Rome LLP

*10.1	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Rahul Prakash

*10.2	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Abhishek Jain

*10.3	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Avinash Vashistha

*10.4	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Dr. Brian Boyle

*10.5	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Atikem Haile-Mariam

*10.6	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Ravindra Sannareddy

*10.7	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Saurabh Srivastava

*10.8	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and WTP Capital, LLC

*10.9	Letter Agreement among the Registrant, HCFP/Brenner Securities LLC and Tholons Capital, LLC

*10.10	Form of Trust Agreement between American Stock Transfer & Trust Company and the Registrant

*10.11	Registration Rights Agreement among the Registrant and the Initial Stockholders

*10.12	Form of Administrative Services Letter Agreement between Everest Telecom LLC and the Registrant

*10.13	Letter Agreement among the Registrant and its Initial Warrantholders dated as of February 2, 2006

23.1	Consent of BDO Seidman, LLP

*23.2	Consent of Blank Rome LLP (included in Exhibit 5.1)

*24	Power of Attorney (included on signature page of this Registration Statement)

*	Previously filed.